EXHIBIT 99.1
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GMX RESOURCES INC.
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FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.                                     Ken L. Kenworthy, Jr.
Executive V. P., CFO                                      President, CEO
405.600.0711 x16                                          405.600.0711 x11

GMX RESOURCES INC. ANNOUNCES BEST COMPLETION RESULTS AND OPERATIONS UPDATE

OKLAHOMA CITY, OKLAHOMA, TUESDAY, SEPTEMBER 21, 2004 GMX RESOURCES INC., (NASDAQ: `GMXR'; WARRANTS: `GMXRW', (WWW.GMXRESOURCES.COM) announced today that Penn Virginia Oil and Gas Corporation ("PVOG"), a subsidiary of Penn Virginia Corporation (PVA; NYSE), GMXR'S joint development partner in East Texas has recently completed four Cotton Valley wells with the highest initial rates in the venture this year.

OPERATIONAL AND JOINT DEVELOPMENT UPDATE:

     THIRD QUARTER ACTIVITY

In the third quarter 2004 through September 20, four wells were drilled, all to the Cotton Valley Formation (CV) (numbers eight - eleven) in PHASE I of our joint development project; also PVOG completed four wells (numbers five - eight). Initial combined production rates from the completed wells was 9,265 thousand cubic feet of gas per day (mcfgpd), compared to 6,900 for the first four well completions in the CV. First sales for each completion were July 22nd, August 22nd, September 14th & September 21st respectively. GMXR has a 20% carried interest (c.i.) in numbers one - five; a 20% c.i. plus a 10% working interest (w.i.) in six & seven and a 30% w.i. in numbers eight - eleven. First 30 day production volumes (in mcf) for the first four wells were 29,820; 40,238; 33,558; and 23,047 respectively.

GMXR re-completed well number five in PHASE III on September 11th, which is currently producing 432 mcfgpd up from an initial rate of 300 mcfgpd. This producing rate is expected to increase with additional compression which will be added later next month (GMXR has 100% w.i.).

     PLANNED ACTIVITY

PVOG commenced wells twelve and thirteen during the week of September 12, both in PHASE I (GMXR has 30% w.i. in these wells). Drilling days have been reduced from 21 to 18 days in the previous wells to 18 to 15 days for the more recent wells for 10,100' total depth wells. Total days between wells has also been reduced to just 25 to 23 days. Cost savings efforts as well as efficiency improvements are expected to continue reducing

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completed well cost below $1,500,000. PVOG has been notified by their drilling contractor that one of the contractor's rigs may no longer be available and will only be used for the current drilling well and possibly up to two more before it will be used in another locality.

GMXR successfully re-completed five wells in PHASE III (100% working interest) this year and at least three additional re-completions are planned before October 30, 2004. GMXR has nine pre-built all weather CV pads and has begun a search of its own to find an available rig for its use in PHASE III.

"All fundamentals of our joint development project are improving. Our financial condition continues to look very good due to production growth and a strong commodity price environment. We anticipate eighteen to twenty new wells in PHASES I, II & III will be drilled this year (GMXR will have 20% to 100% w.i.)," stated Ken Kenworthy, Jr., Chief Executive Officer of GMXR.

GMX RESOURCES INC. is an independent natural gas producer, headquartered in Oklahoma City, Oklahoma. GMXR has 61 producing wells in Texas & Louisiana, and an estimated 46 (net 25.4) Cotton Valley proved undeveloped locations on 160 acre development (based on internal engineering taking into account 2004 year to date drilling results), an inventory of 153 (net 99.4) development prospects, on 80 acre development and 215 (net 135.2) on 40 acre development on the Sabine Uplift of East Texas. GMXR has 7 producing wells in New Mexico and one proved undeveloped location. The Company's strategy is to significantly grow reserves on a cost effective basis, increase production & cash flow and reinvest in its prospect inventory. GMXR'S goals are growth through drilling, improving fundamentals and building shareholder value.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the company's financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company's properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company's properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the company's ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company. Reference is made to the company's reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.